    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 1998
                                           REGISTRATION STATEMENT NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                  _________________

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                  _________________

                                  TRO LEARNING, INC.
                (Exact name of registrant as specified in its charter)

          DELAWARE                                        36-3660532
  (State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                      Identification No.)

                               1721 Moon Lake Boulevard
                                      Suite 555
                            Hoffman Estates, Illinois 60194
                                    (847) 781-7800
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 William R. Roach
            Chairman of the Board, Chief Executive Officer and President
                                  TRO Learning, Inc.
                               1721 Moon Lake Boulevard
                                      Suite 555
                           Hoffman Estates, Illinois 60194
                                    (847) 781-7800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  _________________

                                      Copies to:

                                 Leland E. Hutchinson
                                   Winston & Strawn
                                 35 West Wacker Drive
                               Chicago, Illinois  60601
                             Telephone No. (312) 558-5600

                                  _________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
          As soon as practicable after the Registration Statement is declared effective.

                                  _________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           CALCULATION OF REGISTRATION FEE

  TITLE OF EACH                     PROPOSED        PROPOSED
    CLASS OF                        MAXIMUM         MAXIMUM
   SECURITIES                       OFFERING        AGGREGATE      AMOUNT OF
      TO BE       AMOUNT TO BE      PRICE PER       OFFERING      REGISTRATION
   REGISTERED      REGISTERED       SHARE (1)       PRICE (1)         FEE
  ------------   --------------     ---------     -------------   ------------
  Common Stock   317,708 shares       $9.60       $3,049,996.80      $586.54


_______________________________________________________________________________
_______________________________________________________________________________


(1)  Calculated in accordance with Rule 457(g).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION, DATED JANUARY 21, 1998

                             317,708 Shares Common Stock


[LOGO]                            TRO LEARNING, INC.




     This prospectus relates to the offer and sale by the Selling
Stockholders (as defined below) of 317,708 shares of common stock, par value $.01 per share ("Common Stock"), of TRO Learning, Inc., a Delaware corporation (the "Company"). See "Selling Stockholders and Plan of Distribution."

     The Common Stock offered hereby is issuable to the Selling Stockholders by the Company upon the conversion by the Selling Stockholders of the Company's Series 1997 10% Subordinated Convertible Debentures due March 27, 2004, in the aggregate principal amount of $3,050,000 represented by Debenture Certificates No. 1997/10-1 through No. 1997/10-55 (the "1997 Debentures").

     The Common Stock to which this Prospectus relates may be sold by the holders thereof (the "Selling Stockholders") after conversion of the 1997 Debentures from time to time through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. See "Selling Stockholders and Plan of Distribution." The Company will not receive proceeds from the sale by the Selling Stockholders of the shares of Common Stock to which this Prospectus relates. The Company will pay all expenses incident to the registration of the Common Stock to which this Prospectus relates, except for commissions of brokers or dealers. The Selling Stockholders and any broker, dealer, agent or underwriter that participates with the Selling Stockholders in the distribution of the shares of Common Stock may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of such Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Stockholders and Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "TUTR." On January 20, 1998, the last reported sale price for the Common Stock, as reported on the Nasdaq National Market, was $5 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED

UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this Prospectus is ___________, 1998.

                                AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed a Registration Statement (which term shall include all amendments thereto) on Form S-3 under the Securities Act with the Commission with respect to the Common Stock offered hereby. This Prospectus which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference.

     With respect to each report or other information filed with the Commission pursuant to the Exchange Act, and such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description, and each such statement is deemed to be qualified in all respects by such reference. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, at 450 Fifth Street,
N.W., Washington, D.C. 20549, at prescribed rates.   The Company is subject
to the electronic filing requirements of the Commission. Accordingly, pursuant to the rules and regulations of the Commission, certain documents, including annual and quarterly reports and proxy statements, filed by the
Company with the Commission have been or will be filed electronically.   The
Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol TUTR, and such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act.

                    INFORMATION INCORPORATED BY REFERENCE

     The following documents, each of which has been filed with the Commission, are incorporated by reference into this Prospectus:

     (i) the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997 (file no. 0-20842);

     (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended January 31, 1997 (file no. 0-20842), April 30, 1997
           (file no. 0-20842) and July 31, 1997 (file no. 0-20842); and

     (iii) the Company's 1997 Proxy Statement on Schedule 14A
           (file no. 0-20842).

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this

Prospectus, excluding exhibits. Such requests should be directed to TRO Learning, Inc., 1721 Moon Lake Boulevard, Suite 555, Hoffman Estates, Illinois 60194, Attention: Chief Financial Officer, Telephone: (847) 781-7800.

                                  PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. AS USED HEREIN, THE "COMPANY" MEANS TRO LEARNING, INC. TOGETHER WITH ITS CONSOLIDATED SUBSIDIARIES.

                                     THE COMPANY
GENERAL

     The Company is a leading developer and marketer of microcomputer-based, interactive, self-paced instructional systems used in a wide variety of adult settings. Offering comprehensive educational courseware specifically designed for young adult and adult learners, the Company's PLATO-Registered Trademark-Learning Systems are marketed to middle schools and high schools, community colleges, job training programs, correctional institutions, government-funded programs, the military, and corporations. The Company's TRO Aviation Training Systems are marketed to airlines worldwide for use by commercial airline pilots, maintenance crews, and cabin personnel.

     The Company was incorporated in July 1989 as Edu Corp., and in October 1992 it changed its name to TRO Learning, Inc. The Company's wholly-owned operating subsidiary is The Roach Organization, Inc. ("TRO"). TRO has two wholly-owned subsidiaries, one in Canada, TRO Learning (Canada), Inc., and one in the United Kingdom, TRO Learning (U.K.) Ltd.

     In November 1997, the Company announced that it had retained BancAmerica ROBERTSON STEPHENS to advise it regarding strategic alternatives to enhance shareholder value.

LITIGATION

     On December 15, 1997, a securities fraud class action was filed in the United States District Court for the Northern District of Illinois against the Company and two of its current and former executive officers. The purported class action was filed on behalf of all persons who purchased common stock of the Company during the period December 7, 1995 through June 10, 1997, seeking damages for alleged violations of the federal securities laws. The complaint in the purported class action alleges that throughout this time period, defendants knowingly participated in a course of conduct involving misrepresentation and concealment of adverse material information about the business and finances of the Company. The complaint alleges that the course of action followed by the defendants caused the plaintiff and other members of the purported class to purchase the Company's securities at artificially inflated prices. The complaint seeks damages suffered as a result of the actions of the defendants, including costs, expenses and fees incurred in the litigation. The Company cannot predict the outcome of this litigation but believes it has meritorious defenses to these allegations and intends to defend itself vigorously.

     The Company's principal business offices are located at 1721 Moon Lake Boulevard, Suite 555, Hoffman Estates, Illinois 60194; Telephone: (847) 781-7800.

                                   COMPANY STRATEGY

     The Company's strategy is to address the needs of adult and young adult learners by providing a broad range of interactive, multimedia, self-paced educational and training courseware delivered on personal computers. The critical elements of the Company's business strategy are as follows:

     TARGET ADULT AND YOUNG ADULT MARKET OPPORTUNITIES. The Company targets growing market niches that serve adult and young adult learners rather than pre-school and elementary school-aged children. These market niches, including the corporate workplace environment, have specific educational and training requirements that can be addressed by the Company's computer-based products and services. The Company's courseware incorporates themes, graphics and media appropriate to adult and young adult learners.

     PROVIDE COMPREHENSIVE, SOLUTION-ORIENTED COURSEWARE AND SERVICES. Drawing upon its extensive library of computer-based courseware, the Company's education and training specialists work closely with clients to design a program of instruction which meets their specific educational and training needs. The Company offers its products in modular form and flexible formats that can be tailored to a wide variety of applications.

     EMPHASIZE SALES OF HIGH MARGIN COURSEWARE. Since the acquisition from Control Data in 1989, the Company has redirected the marketing focus of the business from hardware and data processing services, which have generally experienced declining profit margins, to solution-oriented education and training courseware and services which generate higher profit margins and greater opportunities for growth.

     COMMITMENT TO ON-GOING COURSEWARE DEVELOPMENT AND SUPPORT. Since the acquisition, the Company has made substantial investments in developing and enhancing courseware for education and training applications and is committed to maintaining a diverse and comprehensive curriculum. The Company uses the design and structural advantages inherent in its proprietary software development systems to design and produce new courseware and services to meet the changing needs of its clients and prospects.

     INTERNET/INTRANET DELIVERY. The Company is focused on developing the broadest delivery system for its instructional management system and courseware library. The rapid acceptance and worldwide accessibility of the Internet, as well as the increased acceptance of a techonology-based distance learning model, offers the potential of just-in-time learning and expanded access to PLATO education and training products. Internet delivery is also very supportive of the sales and marketing focus on organizations providing a wide range of education and training services throughout the community, allowing for new distribution channels to complement the direct sales model. Corporations and many of the larger school districts and training organizations have developed intranets to share information and communication. The expanding availability of intranets offers a platform for delivery and distribution of education and training across the organization to any location. With the availability of high-speed telecommunications links between facilities, intranets are a powerful delivery system for PLATO education and training.

                                     THE OFFERING

Conversion of the 1997 Debentures...    The Common Stock offered hereby is
                                        issuable to the Selling Stockholders
                                        upon conversion of the 1997 Debentures
                                        at the Conversion Price.
Conversion Price
   of the 1997 Debentures...........    The 1997 Debentures are convertible, at
                                        the option of the holder thereof, into
                                        Common Stock at a conversion price of
                                        $9.60 per share of Common Stock subject
                                        to adjustments.  See "Description of
                                        Capital Stock."
Aggregate Amount of Common Stock
   offered by the
   Selling Stockholders.............    317,708 shares

Number of Shares of Common Stock
   Outstanding as of December 10,
   1997 (1).........................    6,405,346



-------------------

(1) Excludes shares of Common Stock issuable pursuant to outstanding employee and director options and 50,805 shares of Common Stock issuable pursuant to warrants dated March 27, 1997.

CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF PRIVATE SECURITIES LITIGATION ACT OF 1995.

     This Prospectus contains forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate", "believe", "estimate", "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors".

                                     RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHALL BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

     RECENT DECLINES IN ANNUAL RESULTS. The Company sustained a net loss of $20,217,000 for the fiscal year ended October 31, 1997. In fiscal 1996, 1995, and 1994 the Company's net income was $982,000, $3.75 million, and 3.36 million, respectively. Although the Company has implemented cost control measures for fiscal 1998 and thereafter, there can be no assurance as to when, if ever, the Company will return to profitability. Future revenues and profits, if any, will depend upon various factors, including continued market acceptance of the Company's products and services. Potential investors should consider the risks, expenses and difficulties frequently encountered in connection with the operation and development of a new and expanding business including, but not limited to, delays in the expansion and addition of sales and distribution channels, the ability to attract qualified employees and innovation in the design and development of new products and product enhancements.

     POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. The Company's revenues and profitability may vary significantly among quarterly periods. In addition, the Company's revenues and profitability may fluctuate as a result of many factors, including the size, timing and product mix of orders, increased competition, loss of significant customers, announcements of new products by the Company or its competitors, delays in shipment of existing or new
products, and capital spending patterns of the Company's customers.   Many of
the Company's education and training sales are to customers who purchase systems and license courseware on a single procurement basis. Accordingly, new customers must be found or new or additional products must be sold to existing customers in order to maintain and expand the Company's education and training revenue stream.

     PRODUCT DEVELOPMENT. The computer-based educational and testing industry is characterized by technological change, frequent product introductions and evolving industry standards. Although the Company believes it competes favorably in the markets in which it participates, its future success will depend, to a significant extent, on the Company's ability to enhance its existing products, develop and introduce new products, satisfy an expanded range of customer needs and achieve market acceptance. There can be no assurance that the Company will have sufficient resources to make the necessary investments or that the Company will be able to develop and implement the technological advances required to maintain its competitive position. The Company is not aware of any emerging standards or new products which could render its existing products obsolete. However, there can be no assurance that the Company's products will not be rendered obsolete or that the Company will be able to develop and market new products.

     FINANCING RISK. The Company in fiscal 1997 from time to time did not meet certain financial ratios specified in its credit facility agreement. On each such occasion, the lender waived the default upon the payment of a fee by the Company. Although the Company negotiated an amended and restated credit facility in December 1997, there can be no assurance that the Company will not in the future again be in breach of its obligations under the credit facility. In such event, the Company might be required to pay additional fees to the lender or may be required to refinance its obligations. There can be no assurance that refinancing would be available to the Company in such circumstances on acceptable terms.

     RELIANCE ON GOVERNMENT FUNDING. A substantial portion of the Company's total revenues are derived from clients substantially dependent on government funding, such as public school systems, community-based organizations and correctional facilities. The government appropriations process is often slow, unpredictable and subject to factors outside the Company's control and several proposals are currently being made to reduce government spending. Curtailments or substantial reductions in government funded or sponsored programs and termination or renegotiation of government-funded contracts could have a material adverse impact on, or result in the delay or termination of, the Company's revenues associated with these programs and contracts.

     DEPENDENCE ON KEY PERSONNEL. The Company's future success depends in large part on the continued service of its key technical, marketing, sales and management personnel, in particular on William R. Roach, its President and Chief Executive Officer, and on its ability to continue to attract, motivate and retain highly qualified employees. The Company's key employees may terminate their employment with the Company at any time. There is competition for such employees and the process of locating key technical and management personnel with suitable skills and attributes to execute the Company's strategy is often lengthy. Accordingly, the loss of the services of key personnel, in particular Mr. Roach, could have a material adverse effect on the Company. Certain executive officers, including Mr. Roach, are subject to non-compete agreements.

     COMPETITION. The computer-based education, training, and testing industry is competitive and demand for particular software and courseware products, systems hardware, and services may be affected adversely by the increasing number of competitive products from which a prospective customer may choose. The Company competes primarily against other organizations offering educational and training software and services as well as testing and certification services. The Company's competitors include several large companies with substantially greater financial, technical and marketing resources than those of the Company, including Jostens, Inc. and Viacom, as well as a number of smaller companies. Existing competitors may broaden their product lines and potential competitors, such as airframe manufacturers and airlines, may enter the market and/or increase their focus on aviation training, resulting in greater competition for the Company. There has been a recent and material increase in competition and the entry of new competitors into the computerized certification and testing business. These changes or potential changes in the market could have a material adverse effect on the Company's operating results.

     CYCLICALITY. Certain of the Company's customers and potential customers are in industries, such as education and air transportation, that experience cyclical variations in funding or profitability, which may affect such customers' willingness or ability to purchase products and services offered by the Company. These fluctuations in demand could have a material adverse effect on the Company's future profitability.

     PROTECTION OF PROPRIETARY RIGHTS. The Company regards its courseware and software as proprietary and relies primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. The Company owns the Federal registration of the PLATO-Registered Trademark- trademark. In addition, in 1989 Control Data Corporation assigned to the Company Federally registered copyrights in the PLATO-Registered Trademark- courseware. The Company has not recorded the assignment of these copyrights because it believes that the additional statutory rights resulting from recordation are not necessary for the protection of the Company's rights therein. The Company has Federal copyrights in all PLATO-Registered Trademark- and aviation courseware produced since 1989. The Company has not applied for trademark registration at the state level, but has instead relied on its Federal registrations and state common law rights to protect its proprietary information. The Company does not include in its products any mechanisms to prevent or inhibit unauthorized copying, but generally requires the execution of a license agreement which restricts copying and use of the courseware and software. The Company has no knowledge of the unauthorized copying of the Company's products. However, if such copying or misuse were to occur to any substantial degree, the Company could be materially adversely affected. The Company has no patents.

                                   USE OF PROCEEDS

     The Company will receive no proceeds from the sale by the Selling Stockholders of the shares of Common Stock.

                             DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, par value per share, of which 6,405,346 shares of Common Stock (exclusive of treasury shares) were issued and outstanding on December 10, 1997. No shares of Preferred Stock were outstanding at that date.

CONVERSION OF THE 1997 DEBENTURES

     In March 1997, the Company issued $3,050,000 of 10% subordinated convertible debentures (the "1997 Debentures") with a scheduled maturity date in March 2004. At the option of the holder thereof, the 1997 Debentures are convertible into the Company's Common Stock at a conversion price of $9.60 per share (the "Conversion Price"). The Common Stock into which the 1997 Debentures are convertible is offered hereby. Pursuant to the terms of the 1997 Debentures, the Company is obligated to register the Common Stock into which the 1997 Debentures are convertible and provide the Selling Stockholders with a current prospectus upon request for such Selling Stockholders to use in the resale of the Common Stock. The Conversion Price is subject to adjustment if the Company (i) subdivides or combines its outstanding shares of Common Stock or declares a dividend payable in Common Stock of the Company; (ii) reorganizes or reclassifies its capital stock, consolidates or merges with another corporation or sells all or substantially all of its assets to another corporation; (iii) distributes to all holders of its Common Stock any assets or debt securities or any rights or warrants to purchase debt securities, assets or other securities; or (iv) issues or sells shares of its Common Stock at less than the Conversion Price, or issues any options or warrants or other rights to purchase the Company's Common Stock at a price per share less than the Conversion Price or issues securities convertible into the Company's Common Stock at a price per share less than the Conversion Price . The Company may redeem the 1997 Debentures at 101% of principal, plus interest, subject to certain terms and conditions. In addition, the 1997 Debentures are subject to mandatory redemption at 25% of principal annually beginning in 2001.

COMMON STOCK

     Subject to the rights of holders of any outstanding Preferred Stock, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time lawfully determine.

     Each holder of Common Stock is entitled to one vote for each share held by him. Holders of Common Stock are not entitled to cumulate votes for the election of directors. The Common Stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. The Common Stock presently outstanding is, and the Common Stock issued upon conversion of 1997 Debentures will be fully paid and nonassessable. The Common Stock is quoted on the Nasdaq National Market Exchange under the symbol "TUTR."

Registration Rights

     Pursuant to the 1997 Debentures, the Company agreed to file the Registration Statement of which this Prospectus constitutes a part, covering the resales by the Selling Securityholders of the Common Stock upon conversion of the 1997 Debentures and to use its best efforts to cause such Registration Statement to remain effective for such period as may be necessary for the holders of such Common Stock to dispose of such Common Stock; provided, however, that the Company shall not be required to maintain effectiveness of such Registration Statement at such time as the holders of the Common Stock are able to sell the Common Stock underlying the 1997 Debentures under Rule 144(k) under the Securities Act or any successor thereto, which allows unrestricted resales by nonaffiliates of the Company after a holding period of two years.

     In connection with the Company's offering of the 1997 Debentures, in March 1997, the Company issued warrants to investors (the "Investor Warrants") to purchase 31,743 shares of the Company's Common Stock at $9.60 per share (the "Exercise Price") The Exercise Price is subject to adjustment if the Company issues or sells shares of its Common Stock at less than the Exercise Price, or issues any options or warrants or other rights to purchase the Company's Common Stock at a price per share less than the Exercise Price or issues securities convertible into the Company's Common Stock at a price per share less than the Exercise Price. The Investor Warrants expire in 2002. At such time, the Company also issued warrants to the placement agents for the 1997 Debentures (the "Placement Agent Warrants") to purchase 19,062 shares of the Company's Common Stock at the Exercise Price. The Placement Agent Warrants expire in 2007 and the Exercise Price for the Placement Agent Warrants is subject to the same adjustments as are applicable to the Exercise Price for the Investor Warrants.

     Under the terms of the Investor Warrants and Placement Agent Warrants (collectively, the "Registrable Securities"), subject to certain exceptions, the Holders of at least 20% of the Registrable Securities may demand on two occasions, at any time during the period from March 27, 1998 through March 27, 2002, that the Company use its best efforts to register for public resale on Form S-3, all Registrable Securities requested to be registered. In addition, in the event the Company elects to register any of its Common Stock under the Securities Act, either for its own account or for the account of any other stockholders, the Company is required, subject to certain marketing and other limitations, to include in such registration the Registrable Securities of holders requesting registration. The Company is required to bear all registration and certain selling expenses (subject to certain limitations) incurred in connection with the registration of Registrable Securities in all demand registrations, short form registrations, and Company registrations.

Certain Charter Provisions

     The Certificate of Incorporation of the Company provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, the By-laws provide for the indemnification of officers and directors to the fullest extent permitted by Delaware law. In furtherance thereof, the Board of Directors is expressly authorized to amend the Company's By-laws to give full effect to any changes in applicable law, notwithstanding possible self-interest of the directors in the action being taken.

     The Certificate of Incorporation and By-laws of the Company contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also render the removal of the current Board of Directors and management more difficult.

     The Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company. In general, notice must be received by the Company not less than 60 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal.

     Pursuant to the Certificate of Incorporation, the Board of Directors of the Company is divided into three classes serving staggered three-year terms.
 Directors can be removed from office only for cause. Vacancies on the Board of Directors may only be filled by the remaining directors and not by the stockholders, except that in the case of newly created directorships, if the remaining directors fail to fill any such vacancy, the stockholders may do so at the next annual or special meeting called for that purpose.

     The Preferred Stock may be issued from time to time in one or more series and with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by the Board of Directors of the Company. The Board of Directors is authorized in the Company's Certificate of Incorporation to determine the voting, dividend, redemption and liquidation preferences and limitations pertaining to such series. No Preferred Stock is currently issued and outstanding.

     Under Section 203 of the Delaware General Corporation Law (the "Delaware anti-takeover law"), certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law (the Company has not made such an election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder,
(iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66-2/3 of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock after it becomes subject to the Delaware antitakeover law.

TRANSFER AGENT

     The Transfer Agent and Registrar for the Company's Common Stock is Harris Bank, Chicago, Illinois.

                    SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

                                SELLING STOCKHOLDERS

     The Selling Stockholders own in the aggregate approximately 5% of the Company's issued and outstanding Common Stock and no Selling Stockholder individually owns 5% or more of the Company's issued and outstanding Common Stock. Because the Selling Stockholders may sell all or a portion of their Common Stock at any time and from time to time after the date hereof, no estimate can be made of the amount of Common Stock that the Selling Stockholders in the aggregate or any Selling Stockholder individually may retain upon completion of the offering to which this Prospectus relates.

     Pursuant to the terms of the 1997 Debentures, the Company has agreed to indemnify the holders of the Common Stock issuable pursuant to the 1997 Debentures against all losses and liabilities caused by an untrue statement of material fact contained in this Prospectus or the Registration Statement of which this Prospectus constitutes a part or any omission to state a material fact required to be stated therein.

                                 METHOD OF SALE

     The Selling Stockholders may sell any or all of its Common Stock through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers in one or more transactions in the over-the-counter market, if such market develops, or in privately negotiated transactions, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Such underwriters, dealers, brokers or other agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and may receive commissions from the purchasers of its Common Stock.

     The Selling Stockholders and any dealer, broker or other agent selling its Common Stock or purchasing its Common Stock for purposes of resale may be deemed to be an underwriter under the Securities Act and any profit from the sale of the Common Stock or any compensation received by the Selling Stockholder, dealer, broker or other agent may be deemed underwriting compensation. Neither the Company nor the Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the Selling Stockholders and any underwriter, dealer, or broker or other agent.

     In the event that any underwriters are used in the sale of any Common Stock, a Prospectus Supplement or other appropriate document will be delivered with this Prospectus which will describe any material arrangements for the distribution of such Common Stock, including the name or names of any underwriters, the purchase price of such Common Stock and the proceeds to the Selling Stockholders from any such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, together with other related information.

     To comply with certain states' securities laws, if applicable, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Common Stock is quoted on the Nasdaq National Market under the symbol "TUTR."

                                       EXPENSES

     The Company has agreed to pay the expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement, except for commissions of brokers or dealers and any transfer fees incurred in connection with the sales of the Common Stock by the Selling Stockholders, which will be paid by the Selling Stockholders. The Company has also agreed to pay the fees and expenses incurred in connection with the registration or qualification of the Common Stock for sale under state securities laws.

                                    LEGAL MATTERS

     Winston & Strawn, Chicago, Illinois has rendered an opinion (filed as an exhibit to the Registration Statement) with respect to the validity of the Common Stock.

                                       EXPERTS

     The consolidated financial statements and schedules to Form 10-K of TRO Learning, Inc. for the year ended October 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Coopers & Lybrand, L.L.P., independent certified public accountants, also incorporated by reference herein, and given upon the authority of said firm as experts in accounting and auditing.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or, underwriter (if applicable). Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has been no change in the affairs of the Company since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                ______________________

                                  TABLE OF CONTENTS
                                                                           PAGE

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Information Incorporated By Reference. . . . . . . . . . . . . . . . . . . .5
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . 12
Selling Stockholders and Plan of Distribution. . . . . . . . . . . . . . . 14
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15



                             317,708 Shares Common Stock


                                  TRO LEARNING, INC.



                                ______________________

                                 P R O S P E C T U S
                                ______________________


                                 _____________,  1998

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Company in connection with the sale of the Securities being registered
hereby.   All of the amounts shown are estimated, except the SEC registration fee and the Nasdaq National Market filing fee.


  Securities and Exchange Commission Registration Fee  . . . . . .   $   586.54

  Printing expenses  . . . . . . . . . . . . . . . . . . . . . . .   $ 5,000.00

  Legal fees and expenses  . . . . . . . . . . . . . . . . . . . .   $10,000.00

  Accounting fees and expenses . . . . . . . . . . . . . . . . . .   $10,000.00

  Blue Sky fees and expenses . . . . . . . . . . . . . . . . . . .   $ 1,000.00

  Miscellaneous expenses . . . . . . . . . . . . . . . . . . . . .   $ 5,000.00

 TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $31,586.54
                                                                    -----------
                                                                    -----------


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, employees and agents of corporations under certain conditions and subject to certain limitations.
Article V of the Company's By-Laws provides for indemnification of any director, officer, or legal representatives of the Company, or any person serving in the same capacity in any other enterprise at the request of the Company, under certain circumstances. Article Five of the Company's Amended and Restated By-Laws indemnifies the directors and officers of the Company to the fullest extent permissible under Delaware law.

     Directors and officers of the Company are insured, at the expense of the Registrant, against certain liabilities which might arise out of their employment and which might not be subject to indemnification under the By-Laws.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following documents are filed herewith or incorporated herein by reference.

    EXHIBIT
    NUMBER     DESCRIPTION OF EXHIBITS
    -------    -----------------------
      5.1      Opinion of Winston & Strawn as to legality
     23.1      Consent of Winston & Strawn (included in Exhibit 5.1)
     23.2      Consent of Coopers & Lybrand, L.L.P.
     24.1      Power of Attorney (included on signature page)

ITEM 17.   UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes that:


     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting requirements of Rule 13a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 (other than the provisions relating to insurance), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoffman Estates, State of Illinois, on January 19, 1998.

                                   TRO LEARNING, INC.


                                   By:        /s/ William R. Roach
                                   ----------------------------------------
                                   Name:     William R. Roach
                                   Title:    Chief Executive Officer


                                  POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints, Andrew N. Peterson and William R. Roach, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, and to execute in the name on behalf of each person, individually and in each capacity stated below, and to sign and file any and all amendments to this Registration Statement with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature                Title                                  Date
-----------------------  ------------------------------------   ---------------

/s/ William R. Roach      Chief Executive Officer and Director  January 19, 1998
-----------------------
William R. Roach

/s/ Andrew N. Peterson    Chief Financial Officer               January 19, 1998
-----------------------
Andrew N. Peterson

/s/ Mary Jo Murphy        Principal Accounting Officer          January 19, 1998
-----------------------
Mary Jo Murphy

/s/ John L. Krakauer      Director                              January 19, 1998
-----------------------
John L. Krakauer

/s/ John Patience         Director                              January 19, 1998
-----------------------
John Patience

/s/ Vernon B. Lewis, Jr.  Director                              January 19, 1998
-----------------------
Vernon B. Lewis, Jr.

/s/ Tony J. Christianson  Director                              January 19, 1998
-----------------------
Tony J. Christianson

/s/ Jack R. Borsting      Director                              January 19, 1998
-----------------------
Jack R. Borsting

                                    EXHIBIT INDEX

     The following documents are filed herewith or incorporated herein by reference.

EXHIBIT
NUMBER     DESCRIPTION OF EXHIBITS
--------   ------------------------

5.1        Opinion of Winston & Strawn as to legality
23.1       Consent of Winston & Strawn (included in Exhibit 5.1)
23.2       Consent of Coopers & Lybrand, L.L.P.
24         Power of Attorney (included on signature page)